NORTHERN LIGHTS FUND TRUST IV

INVESTMENT ADVISORY AGREEMENT

APPENDIX A

As of October 13, 2020

FUNDS OF THE TRUST

NAME OF FUND	ANNUAL ADVISORY FEE AS A % OF AVERAGE NET ASSETS OF THE FUND
Inspire Corporate Bond Impact ETF	0.30%
Inspire Global Hope Large Cap ETF	0.30%

Inspire Small/Mid Cap Impact ETF

Inspire 100 ETF

Inspire International ESG ETF

Inspire Tactical Defense ESG ETF

Inspire Tactical Balanced ESG ETF

Inspire Faithward Large Cap Momentum ESG ETF

Inspire Faithward Mid Cap Momentum ESG ETF

0.30% 0.30% 0.45% 0.60% 0.50% 0.65% 0.65%

NORTHERN LIGHTS FUND TRUST IV

By: /s/Wendy Wang_________

Name: Wendy Wang

Title: President

CWM ADVISORS, LLC dba INSPIRE

By: /s/Robert Netzly_________

Name: Robert Netzly

Title: CEO